Exhibit 99.1

News Release

Sunoco, Inc.

1801 Market Street

Philadelphia, Pa. 19103-1699

For further information contact Jerry Davis (media) 215-977-6298 Terry Delaney (investors) 215-977-6106	For release: 8 a.m. July 24, 2003

No. 3981

SUNOCO REPORTS SECOND QUARTER RESULTS

PHILADELPHIA, July 24, 2003—Sunoco, Inc. (NYSE: SUN) today reported net income of $81 million ($1.04 per share diluted) for the second quarter of 2003 versus net income of $9 million ($.12 per share diluted) for the 2002 second quarter.

For the first half of 2003, Sunoco reported net income of $167 million ($2.16 per share diluted) versus a net loss of $98 million ($1.29 per share diluted) for the 2002 first half.

“We are pleased with our second-quarter results,” said John G. Drosdick, Sunoco Chairman and Chief Executive Officer. “Each of our businesses was profitable and, versus the first quarter of 2003, improved Retail Marketing and Chemicals results offset most of the decline in Refining and Supply earnings in the quarter. The benefits of our diversified business portfolio were evident this quarter and should continue to favor the Company in the future.

“Despite downward pressure on margins during much of the period, Refining and Supply earned $50 million in the second quarter. Operating performance was excellent across our refining system. We ran our crude and conversion units at near capacity levels and did a good job optimizing production yields. This part of our business has earned $143 million through the first six months of this year. With increased gasoline demand, low distillate inventories, and new gasoline specifications on the horizon, we believe the prospects for continued better-than-average refining margins into 2004 are good.

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“Retail Marketing earned a record $36 million for the quarter. Increased springtime gasoline demand and some moderation in crude oil and wholesale gasoline prices contributed to much improved margins during the quarter. Year-to-date in 2003, Retail Marketing has earned $46 million – a strong contribution during a period of less-than-average gasoline demand growth for the industry. Except during periods of steadily rising crude oil and wholesale gasoline prices, we believe this business will continue to provide Sunoco good earnings and returns on invested capital.

“In Chemicals, we earned $10 million for the quarter, up from a loss of $4 million in the preceding quarter. Product price increases for both phenol and polypropylene combined with some feedstock cost relief during the quarter, resulted in improved margins for the business. Also, our recently completed transaction with Equistar Chemicals, L.P. to secure low-cost propylene supply for Chemicals increased earnings by approximately $5 million for the quarter. Absent significant increases in raw material costs, particularly crude oil based feedstocks, and with reasonable overall economic growth, we would expect to see continued improvement in our Chemicals results in future quarters.

“Earnings from our Logistics ($9 million) and Coke ($11 million) businesses also contributed to our second-quarter results and should continue to provide a relatively stable earnings stream to the Company.

“For the first half of 2003, we have had good earnings and cash flow results. Year-to-date earnings were $167 million ($2.16 per share diluted), up sharply from depressed 2002 levels. We ended the quarter with $240 million of cash, down $150 million from the beginning of the year. Excluding approximately $360 million attributable to the Equistar transaction and the acquisition of retail sites from Speedway, we generated net cash flow of $210 million in the first half of 2003. With no short-term borrowings and a net-debt-to-capital ratio of 44 percent at June 30, we have continued financial flexibility to pursue strategic opportunities.”

Drosdick continued, “On the strategic front, we continue the work to upgrade our asset portfolio. In June, we completed the acquisition of 193 high-volume, company-operated retail

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sites in the southeast U.S. from Speedway and are in the process of selling our interests in 190 retail sites in Ohio and Michigan. Our expectation with respect to the sites to be sold in Ohio and Michigan is to continue to supply the outlets through new agreements with Sunoco distributors. We have integrated the Bayport, TX polypropylene plant acquired from Equistar on March 31, 2003 into Sunoco and have begun to capture synergies within our larger polypropylene business.

“Separate transactions to purchase the Eagle Point, NJ refinery from El Paso Corporation and to sell our plasticizers operation to BASF continue under regulatory review. We have received requests for additional information on both transactions from the Federal Trade Commission and are in the process of complying with the requests. We continue to believe that we will be able to conclude these transactions by year end.”

DETAILS OF SECOND QUARTER RESULTS

REFINING AND SUPPLY

Refining and Supply earned $50 million in the current quarter versus $15 million in the second quarter of 2002. Significantly higher margins in the Northeast refining center led to the much improved results versus the comparable prior-year quarter. Partially offsetting the margin improvement were higher expenses, including refinery fuel costs.

In Sunoco’s northeast refining system, realized margins were $4.42 per barrel, up $1.76 per barrel from the 2002 second-quarter level. Margins for distillates and residual fuels continued to be higher than 2002 due to low inventories and higher natural gas prices. Gasoline margins, particularly for reformulated and premium grades, also improved considerably during the quarter and were higher than second-quarter 2002 levels.

Realized margins and overall results at Sunoco’s Mid-Continent refineries in Toledo and Tulsa were down versus the comparable 2002 second quarter. Higher crude acquisition costs, in part due to an unfavorable crude market, and higher natural gas fuel costs contributed to the lower results in this system.

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RETAIL MARKETING

Retail Marketing earned $36 million in the second quarter of 2003 versus $21 million in the second quarter of 2002. Average retail gasoline margins were 11.6 cents per gallon, up 2.4 cents per gallon compared to the prior-year quarter. Also contributing to the improvement were higher retail distillate margins and 3 percent higher gasoline and distillate sales volumes. Partially offsetting these positive factors were higher expenses. The acquisition of retail sites from Speedway was completed during June and had a minimal impact on earnings for the quarter.

CHEMICALS

Chemicals earned $10 million in the second quarter of 2003 versus a loss of $1 million in the prior-year period. The increase was due to higher margins for both phenol and polypropylene and a $5 million after-tax contribution related to the Equistar transaction completed on March 31, 2003.

Partially offsetting these improvements were lower sales volumes, which were down 6 percent versus the comparable 2002 quarter, higher fuel costs and lower equity earnings from Belvieu Environmental Fuels (BEF), Sunoco’s joint venture MTBE interest. Results from BEF were down $6 million versus the 2002 second quarter due to weakness in MTBE demand. The current quarter includes after-tax charges totaling $3 million primarily related to a fire at the Company’s LaPorte, TX facility and employee terminations in connection with a productivity improvement plan.

LOGISTICS

Sunoco’s Logistics segment, which is comprised of Sunoco’s 75-percent interest in Sunoco Logistics Partners L.P. (NYSE: SXL) and certain other assets and joint venture interests, earned $9 million in both second-quarter periods.

COKE

The Coke business earned $11 million in the second quarter of 2003 versus $9 million in the second quarter of 2002. The increase was primarily due to higher coke prices at Jewell Coke.

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Jewell’s 2002 coke sales were made into lower-value spot markets due to the bankruptcy of a contract customer. In October 2002, the Coke business entered into a three-year sales contract with International Steel Group for the expected annual production from Jewell.

CORPORATE AND OTHER

Corporate administrative expenses were $10 million after tax in the current quarter versus $6 million in the comparable quarter last year. The increase was largely due to higher employee-related expenses, including pension and performance-related incentive compensation.

Net financing expenses were $25 million after tax in the second quarter of 2003 versus $21 million in the second quarter of 2002. The increase in net financing expenses was largely due to higher preferential return expenses related to Sunoco’s cokemaking operations. In July 2002, Sunoco transferred an additional interest in its Indiana Harbor cokemaking operation to a third-party investor for $215 million in cash.

Results for the second quarter 2002 included a $17 million after-tax provision primarily for asset write-downs and associated charges related to the shutdown of a polypropylene line at the La Porte, TX plant and the shutdown of certain processing units at the Toledo refinery. Also included in the provision was a $3 million after-tax accrual relating to a lawsuit concerning the Puerto Rico refinery, which was divested in December 2001.

SIX MONTH RESULTS

Sunoco earned $167 million for the first six months of 2003 versus a net loss of $98 million in the comparable 2002 period. The increase is primarily due to higher margins in the Refining and Supply and Retail Marketing business units. Higher sales volumes in these businesses also contributed to the improved results. Higher earnings from Sunoco’s other business units were offset by higher corporate and net financing expenses.

Results for the first six months of 2002 included the previously noted $17 million after-tax provision recorded in the second quarter.

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SUNOCO 2Q03 EARNINGS, PAGE 6

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 730,000 barrels per day of refining capacity, over 4,600 retail sites selling gasoline and convenience items, interests in almost 11,000 miles of domestic crude oil and refined product pipelines and 34 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a growing force in petrochemicals with approximately six billion pounds of annual sales, largely chemical intermediates used in the manufacture of fibers, plastics, film and resins. Utilizing a proprietary technology, Sunoco also manufactures two million tons annually of high-quality blast furnace coke for use in the steel industry.

Anyone interested in obtaining further insights into this quarter’s results can monitor the Company’s quarterly teleconference call, which is scheduled for 3:00 p.m. ET today (July 24, 2003). It can be accessed through Sunoco’s Web site—www.SunocoInc.com. It is suggested that you visit the site prior to the teleconference to ensure that you have downloaded any necessary software.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; plant construction/repair

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delays; nonperformance by major customers, suppliers or other business partners; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sunoco’s first quarter Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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SUNOCO 2Q03 EARNINGS, PAGE 8

Sunoco, Inc.

2003 Second Quarter and Six-Month Financial Summary

(Unaudited)

Second Quarter	2003	2002
Revenues	$4,189,000,000	$3,556,000,000
Net Income	$81,000,000	$9,000,000	*
Net Income Per Share of Common Stock:
Basic	$1.05	$.12
Diluted	$1.04	$.12
Weighted Average Number of Shares Outstanding (In Millions):
Basic	76.8	76.3
Diluted	77.6	77.2

Six Months
Revenues	$8,759,000,000	$6,487,000,000
Net Income (Loss)	$167,000,000	$(98,000,000	)*
Net Income (Loss) Per Share of Common Stock:
Basic	$2.18	$(1.29)
Diluted	$2.16	$(1.29	)**
Weighted Average Number of Shares Outstanding (In Millions):
Basic	76.7	76.1
Diluted	77.3	76.1

*	Restated to reflect the adoption of the fair value method of accounting for employee stock compensation plans effective January 1, 2002.
**	Since the assumed issuance of common stock under stock incentive awards would not have been dilutive, the diluted per share amounts are equal to the basic per share amounts.

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Three Months Ended June 30
	2003	2002	Variance
Refining and Supply	$50	$15	$35
Retail Marketing	36	21	15
Chemicals	10	(1)	11
Logistics	9	9	—
Coke	11	9	2
Corporate and Other:
Corporate expenses	(10)	(6)	(4)
Net financing expenses and other	(25)	(21)	(4)
Write-down of assets and other matters	—	(17)	17

Consolidated net income	$81	$9	$72

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Six Months Ended June 30
	2003	2002	Variance
Refining and Supply	$143	$(61)	$204
Retail Marketing	46	1	45
Chemicals	6	1	5
Logistics	20	17	3
Coke	21	16	5
Corporate and Other:
Corporate expenses	(19)	(14)	(5)
Net financing expenses and other	(50)	(41)	(9)
Write-down of assets and other matters	—	(17)	17

Consolidated net income (loss)	$167	$(98)	$265

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SUNOCO 2Q03 EARNINGS, PAGE 11

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

Certain revisions to Sunoco’s Financial and Operating Statistics have been made to the 2002 amounts to conform to the 2003 presentation. The primary changes provide refinery production volumes (instead of the previously reported sales volumes) and realized refining margin per barrel on the basis of production available for sale (instead of the previously reported sales volumes which included purchase-for-sale activity). More detailed information concerning refining throughputs has also been provided. Additionally, the value of internally produced fuel at Sunoco’s refineries and chemical plants, which was previously shown as an operating expense, is now shown as a reduction to realized margins.

Note: Comparable Financial and Operating Statistics for periods dating back to 1999 are available at Sunoco’s website, www.SunocoInc.com, under “Shareholder and Financial Information – Financial Reports”.

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2003	2002	2003	2002
TOTAL REFINING AND SUPPLY
Income (Loss) (Millions of Dollars)	$50	$15	$143	$(61)
Realized Wholesale Margin* (Per Barrel of Production Available for Sale)	$4.29	$3.14	$4.81	$2.21
Crude Inputs as Percent of Crude Unit Rated Capacity	100	97	98	95
Throughputs (Thousand Barrels Daily):
Crude Oil	726.5	705.7	713.4	689.8
Other Feedstocks	51.1	72.9	54.4	60.2

Total Throughputs	777.6	778.6	767.8	750.0

Products Manufactured (Thousand Barrels Daily):
Gasoline	373.9	399.2	366.8	376.1
Middle Distillates	240.3	233.5	239.2	227.3
Residual Fuel	65.6	57.2	62.2	57.9
Petrochemicals	29.3	33.1	27.3	31.9
Lubricants	13.9	14.2	13.5	13.9
Other	83.5	72.7	88.5	74.5

Total Production	806.5	809.9	797.5	781.6
Less: Production Used as Fuel in Refinery Operations	38.9	38.4	37.8	37.1

Total Production Available for Sale	767.6	771.5	759.7	744.5

*	Wholesale sales revenue less cost of crude oil, other feedstocks, product purchases and related terminalling and transportation.

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SUNOCO 2Q03 EARNINGS, PAGE 12

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2003	2002	2003	2002
Northeast Refining System
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$4.42	$2.66	$5.04	$1.74
Market Benchmark 6-3-2-1 (Per Barrel)	$4.56	$2.01	$6.20	$1.54
Crude Inputs as Percent of Crude Unit Rated Capacity	100	96	97	95
Throughputs (Thousand Barrels Daily):
Crude Oil	503.3	484.4	490.5	477.3
Other Feedstocks	44.6	66.9	47.5	53.5

Total Throughputs	547.9	551.3	538.0	530.8

Products Manufactured (Thousand Barrels Daily):
Gasoline	266.4	282.0	260.2	265.8
Middle Distillates	175.3	170.6	170.8	166.1
Residual Fuel	62.0	53.1	58.2	54.1
Petrochemicals	22.5	25.0	20.6	24.0
Other	42.0	42.1	49.4	43.3

Total Production	568.2	572.8	559.2	553.3
Less: Production Used as Fuel in Refinery Operations	27.8	27.0	27.1	26.5

Total Production Available for Sale	540.4	545.8	532.1	526.8

Toledo Refinery

Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$4.03	$4.08	$4.55	$2.73
Market Benchmark 4-3-1 (Per Barrel)	$5.94	$4.90	$5.92	$3.93
Crude Inputs as Percent of Crude Unit Rated Capacity	98	102	99	95
Throughputs (Thousand Barrels Daily):
Crude Oil	137.2	142.3	138.4	132.6
Other Feedstocks	5.9	6.0	6.3	6.4

Total Throughputs	143.1	148.3	144.7	139.0

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SUNOCO 2Q03 EARNINGS, PAGE 13

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2003	2002	2003	2002
Toledo Refinery (Continued)
Products Manufactured (Thousand Barrels Daily):
Gasoline	88.9	95.8	89.3	88.1
Middle Distillates	35.5	36.4	38.5	33.6
Residual Fuel	3.6	4.1	4.0	3.8
Petrochemicals	6.8	8.1	6.7	7.9
Other	16.2	13.0	14.2	14.2

Total Production	151.0	157.4	152.7	147.6
Less: Production Used as Fuel in Refinery Operations	8.8	9.4	8.8	8.5

Total Production Available for Sale	142.2	148.0	143.9	139.1

Tulsa Refinery
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$3.86	$4.73	$3.80	$4.46
Market Benchmark 3-1-2 (Per Barrel)	$5.15	$3.01	$5.35	$2.67
Crude Inputs as Percent of Crude Unit Rated Capacity	101	93	99	94
Throughputs (Thousand Barrels Daily):
Crude Oil	86.0	79.0	84.5	79.9
Other Feedstocks	.6	—	.6	.3

Total Throughputs	86.6	79.0	85.1	80.2

Products Manufactured (Thousand Barrels Daily):
Gasoline	18.6	21.4	17.3	22.2
Middle Distillates	29.5	26.5	29.9	27.6
Lubricants	13.9	14.2	13.5	13.9
Other	25.3	17.6	24.9	17.0

Total Production	87.3	79.7	85.6	80.7
Less: Production Used as Fuel in Refinery Operations	2.3	2.0	1.9	2.1

Total Production Available for Sale	85.0	77.7	83.7	78.6

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SUNOCO 2Q03 EARNINGS, PAGE 14

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2003	2002	2003	2002
RETAIL MARKETING
Income (Millions of Dollars)	$36	$21	$46	$1
Retail Margin (Per Barrel):
Gasoline	$4.89	$3.88	$4.21	$2.61
Middle Distillates	$5.18	$3.66	$5.62	$4.70
Sales of Petroleum Products (Thousand Barrels Daily):
Gasoline	270.0	263.7	260.6	256.4
Middle Distillates	37.4	34.6	40.9	36.0

	307.4	298.3	301.5	292.4

Total Retail Gasoline Outlets, End of Period	4,631	4,132	4,631	4,132
Throughput per Company Owned or Leased Outlet (M Gal/Site/Month)	113	113	110	109
Convenience Stores:
Total Stores, End of Period	841	659	841	659
Merchandise Sales (M$/Store/Month)	$71	$67	$69	$65
Merchandise Margin (Company Operated)(% of Sales)	25%	26%	24%	25%

CHEMICALS
Income (Loss) (Millions of Dollars)	$10	$(1)	$6	$1
Margin (Cents per Pound) – All Products	8.4	5.0	6.9	5.7
Sales (Millions of Pounds):
Phenol and Related Products (including Bisphenol-A)	629	710	1,299	1,337
Polypropylene*	377	361	736	720
Plasticizers	134	159	291	311
Propylene	197	186	387	370
Other	37	50	82	99

	1,374	1,466	2,795	2,837

Margin for Key Products** (Cents per Pound)
Phenol and Related Products***	15.8	3.2	12.1	4.6
Polypropylene*	10.7	8.3	9.6	8.7

*	Excludes Epsilon Products Company, LLC polypropylene joint venture.
**	Before terminalling and transportation costs.
***	Consists of margin for phenol and byproducts divided by phenol sales volumes. Excludes margin and sales volumes attributable to a long-term, cost-based contract with Honeywell International Inc.

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SUNOCO 2Q03 EARNING, PAGE 15

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended June 30			For the Six Months Ended June 30
	2003		2002	2003		2002
COKE
Income (Millions of Dollars)	$11		$9	$21		$16
Coke Production (Thousands of Tons)	502		481	994		958
Coke Sales (Thousands of Tons)	502		443	995		850

CAPITAL EXPENDITURES (Millions of Dollars)

Refining and Supply	$60		$35	$103		$78
Retail Marketing	21	*	30	35	*	47
Chemicals	6		11	10	**	16
Logistics	8		11	15		15
Coke	2		1	2		2

	$97		$88	$165		$158

*	Excludes $162 million purchase from a subsidiary of Marathon Ashland Petroleum LLC of 193 direct Speedway retail gasoline sites located primarily in Florida and South Carolina, including related inventory.
**	Excludes $198 million associated with the formation of a propylene partnership with Equistar Chemicals, L.P., which includes its 700 million pounds-per-year, 15-year propylene supply contract with Sunoco, and the acquisition of Equistar’s Bayport polypropylene facility.

DEPRECIATION, DEPLETION AND

AMORTIZATION (Millions of Dollars)

Refining and Supply	$40	$39	$79	$76
Retail Marketing	24	23	48	46
Chemicals	16	11	27	21
Logistics	7	6	14	12
Coke	3	3	6	6

	$90	$82	$174	$161

BALANCE SHEET INFORMATION (Millions of Dollars)	At June 30 2003	At December 31 2002
Cash and Cash Equivalents	$240	$390
Total Borrowings (including Current Portion)	$1,458	$1,455
Shareholders’ Equity	$1,538	$1,394

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SUNOCO 2Q03 EARNING, PAGE 16

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2002*
	1st	2nd	3rd	4th	Total
Refining and Supply	$(76)	$15	$(18)	$48	$(31)
Retail Marketing	(20)	21	7	12	20
Chemicals	2	(1)	10	17	28
Logistics	8	9	9	7	33
Coke	7	9	14	12	42
Corporate and Other:
Corporate expenses	(8)	(6)	(7)	(5)	(26)
Net financing expenses and other	(20)	(21)	(25)	(25)	(91)
Write-down of assets and other matters	—	(17)	—	(5)	(22)

Consolidated net income (loss)	$(107)	$9	$(10)	$61	$(47)

*	During the fourth quarter of 2002, Sunoco adopted the fair value method of accounting for employee stock compensation plans. In connection therewith, the Company recognized $4 million of after-tax expense in 2002 ($1 million in each quarter) for all unvested stock options attributable to the vesting that occurred in 2002. The first three quarters of 2002 were restated to give retroactive effect to this accounting change.

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SUNOCO 2Q03 EARNINGS, PAGE 17

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2003
	1st	2nd
Refining and Supply	$93	$50
Retail Marketing	10	36
Chemicals	(4)	10
Logistics	11	9
Coke	10	11
Corporate and Other:
Corporate expenses	(9)	(10)
Net financing expenses and other	(25)	(25)

Consolidated net income	$86	$81

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SUNOCO 2Q03 EARNININGS, PAGE 18

Sunoco, Inc.

Consolidated Statements of Operations

(Millions of Dollars)

(Unaudited)

	2002*
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$2,918	$3,527	$3,789	$4,065	$14,299
Interest income	1	2	2	2	7
Other income	12	27	21	18	78

	2,931	3,556	3,812	4,085	14,384

COSTS AND EXPENSES
Cost of products sold and operating expenses	2,380	2,780	3,047	3,223	11,430
Consumer excise taxes	428	460	478	468	1,834
Selling, general and administrative expenses	154	146	166	156	622
Depreciation, depletion and amortization	79	82	84	84	329
Payroll, property and other taxes	28	23	25	24	100
Provision for write-down of assets and other matters	—	26	—	8	34
Interest cost and debt expense	26	28	29	28	111
Interest capitalized	—	(1)	(1)	(1)	(3)

	3,095	3,544	3,828	3,990	14,457
Income (loss) before income tax expense (benefit)	(164)	12	(16)	95	(73)
Income tax expense (benefit)	(57)	3	(6)	34	(26)

Net Income (Loss)	$(107)	$9	$(10)	$61	$(47)

*	During the fourth quarter of 2002, Sunoco adopted the fair value method of accounting for employee stock compensation plans. In connection therewith, the Company recognized $4 million of after-tax expense in 2002 ($1 million in each quarter) for all unvested stock options attributable to the vesting that occurred in 2002. The first three quarters of 2002 were restated to give retroactive effect to this accounting change.

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SUNOCO 2Q03 EARNINGS, PAGE 19

Sunoco, Inc.

Consolidated Statements of Operations

(Millions of Dollars)

(Unaudited)

	2003
	1st	2nd
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$4,560	$4,169
Interest income	3	2
Other income	7	18

	4,570	4,189

COSTS AND EXPENSES
Cost of products sold and operating expenses	3,701	3,250
Consumer excise taxes	437	490
Selling, general and administrative expenses	160	178
Depreciation, depletion and amortization	84	90
Payroll, property and other taxes	27	24
Interest cost and debt expense	28	29
Interest capitalized	(1)	—

	4,436	4,061
Income before income tax expense	134	128
Income tax expense	48	47

Net Income	$86	$81

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